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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 1996 Equity Participation Plan of Candlewood Hotel Company, Inc., and to the incorporation by reference therein of our report dated February 8, 2002, except for Note 16 as to which the date is March 8, 2002, with respect to the consolidated financial statements and schedules of Candlewood Hotel Company, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP

Ernst & Young LLP
Chicago, Illinois
May 9, 2002